UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): November 2, 2009
WSI Industries, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

000-00619	41-0691607

(Commission File Number)	(I.R.S. Employer Identification No.)

213 Chelsea Road
Monticello, MN	55362

(Address Of Principal Executive Offices)	(Zip Code)

(763) 295-9202

Registrant’s Telephone Number, Including Area Code
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 1 through 4 and 6 through 9 are not applicable and therefore omitted.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 2, 2009, the Compensation Committee of Board of Directors of the Company recommended, and the Board of Directors approved, the 2010 Executive Bonus Program (the “Program”) for executive officers and other members of management. The Compensation Committee also approved the bonus that may be earned by executive officers under the Program, as a percentage of the executive officer’s salary, at the threshold, target and maximum levels. The Company’s executive officers are: Michael J. Pudil, Chief Executive Officer; Benjamin Rashleger, President and Chief Operating Officer; and Paul D. Sheely, Chief Financial Officer. Mr. Pudil is not eligible to participate in the Program.
Under the Program, Messrs. Rashleger and Sheely are eligible for a bonus depending upon the Company’s fiscal year 2010 performance against goals established by the Compensation Committee relating to return on assets. Return on assets is defined as pretax income before incentive compensation divided by average tangible assets. The Compensation Committee set threshold, target and maximum goals for fiscal year 2010 relating to return on assets. If the threshold level is not met, the executive officers will not earn any bonus under the Program. Under the Program, Messrs. Rashleger and Sheely are each eligible for a bonus of 10%, 50% and 70% of his respective base salary at the threshold, target and maximum levels of return on assets, respectively. If the Company achieves a level of return on assets that falls between the levels established by the Compensation Committee, the executive officer’s bonus will be prorated.
All bonuses at the threshold and target levels and between the threshold and target levels will be paid out in cash. If the Company achieves a return on assets in excess of the target level and up to the maximum level, the executive officer’s bonus will be paid out in cash up to the target level amount and for the bonus in excess of the target level amount, the bonus will be paid by lapse of restrictions on shares of restricted stock granted by the Compensation Committee on November 2, 2009.
In connection with the Program, on November 2, 2009, the Compensation Committee approved grants of performance based restricted stock to Messrs. Rashleger and Sheely and other members of management under the Program, with the number of shares granted to each participant representing the maximum number of shares that could be earned under the Program. The number of shares of performance based restricted stock granted to Messrs. Rashleger and Sheely was 10,788 and 10,593 shares, respectively. The shares of performance based restricted stock may not be transferred unless and until the restrictions lapse upon achievement of a return on assets in excess of the target level and up to the maximum level. Following achievement of the return on assets objective, restrictions on one-third of the shares would lapse on the payout date of bonuses under the Program, as approved by the Compensation Committee, and restrictions on one-third of the shares would lapse on each of the12 month and 24 month anniversary of the first lapse date. The holder of the performance based restricted stock is entitled to vote and receive dividends and exercise all other rights with respect to the shares. Any shares of performance based restricted stock as to which restrictions do not lapse will be forfeited.
On October 21, 2009, the Compensation Committee determined that no cash bonuses were earned under the Company’s 2009 Executive Bonus Program for Messrs. Pudil and Sheely because the Company did not meet the minimum goal relating to return on assets. Under that program, the bonuses were determined based on achievement relating to return on assets for fiscal year 2009, with the bonuses payable in cash and in lapse of restrictions on performance based restricted stock granted on October 7, 2009. Therefore, Messrs. Pudil and Sheely also forfeited 18,713 and 7,034 shares, respectively, which represents the original number of shares of restricted stock granted, as well as dividends paid in additional shares of restricted stock.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WSI INDUSTRIES, INC.
	By:	/s/ Michael Pudil
Michael Pudil
Date: November 3, 2009		Chief Executive Officer